Exhibit 16.1

May 24, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4 of Cherokee International Corporation’s Form 8-K dated May 19, 2006, and have the following comments:

1.             We agree with the statement made in the second sentence of the first paragraph; and with the statements in the second, third, fourth, fifth and sixth paragraphs.

2.             We have no basis on which to agree or disagree with the statements made in the first, third and fourth sentences of the first paragraph and the statement in the seventh paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Costa Mesa, California